Exhibit 10.1

Deferred Stock Unit Award Agreement
with 13 Directors

Form of Deferred Stock Unit Award Agreements made with the following directors of Cullen/Frost Bankers, Inc.

1.	Carlos Alvarez
2.	Chris M. Avery
3.	Cynthia J. Comparin
4.	Samuel G. Dawson
5.	Crawford H. Edwards
6.	David J. Haemisegger
7.	Jarvis V. Hollingsworth
8.	Karen E. Jennings
9.	Richard M. Kleberg III
10.	Charles W. Matthews
11.	Ida Clement Steen
12.	Graham Weston
13.	Horace Wilkins, Jr.

All of the above agreements are substantially identical in all material respects, except as to the dates of the agreements and the parties thereto.

Cullen/Frost Bankers, Inc.
2015 OMNIBUS INCENTIVE PLAN (the "Plan")
Deferred Stock Unit Award Agreement
This Award Agreement sets forth the terms and conditions of an Award of Deferred Stock Units (“DSUs”) granted to you under the 2015 OMNIBUS INCENTIVE PLAN (the "Plan") as of [•].
1.The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. References in this Award Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision. The Award is subject to all terms and provisions of the Plan as well as the terms and provisions of this Award Agreement.
2.Award. Subject to the terms and provisions of this Agreement and the Plan, Cullen/Frost Bankers, Inc. ("Cullen/Frost") hereby awards you as of the date hereof [•] ([•]) Deferred Stock Units. A DSU is an unfunded and unsecured promise of Cullen/Frost to deliver (or cause to be delivered) to you on the Delivery Date (as defined below), one Share for each DSU. Until such delivery, you have only the rights of a general unsecured creditor and no rights as a shareholder of Cullen/Frost.
3.Delivery.
(a)In General. Except as provided below in this Paragraph 3 and under Paragraph 9 hereof, the “Delivery Date” shall be the date when you experience a separation from service with Cullen/Frost. For purposes of this Award Agreement, a “separation from service” shall have the same meaning as ascribed to such term under Section 409A and the applicable regulations thereunder, applying all default provisions thereunder.
(b)Death. If you die before the Delivery Date, the Shares underlying your then-outstanding DSUs shall be delivered to the representative of your estate as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee.
4.Dividend Equivalent Rights. Before the delivery of Shares pursuant to this Award Agreement, at or as soon as practicable after the time of distribu-tion of any regular cash dividend paid by Cullen/Frost in respect of the Common Stock, you shall be entitled to receive an amount in cash or other property equal to such regular cash dividend payment as would have been made in respect of the Shares underlying this Award that have not yet been delivered, as if such Shares had been actually delivered. Each Dividend Equivalent Right shall be subject to the provisions of Article 18 of the Plan.
5.Non-transferability. Except as may otherwise be provided in this paragraph or as otherwise may be provided by the Committee, the limitations set forth in Section 14.1 of the Plan shall apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph or of Section 14.1 of the Plan shall be void. The Committee may adopt procedures pursuant to which you may transfer some or all of your DSUs for no consideration to a person described in Section 14.2 of the Plan.
6.Successors and Assigns of Cullen/Frost. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of Cullen/Frost and its successors and assigns.
7.Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement in any respect in accordance with Article 3 of the Plan, and the Board may amend the Plan in any respect in accordance with Article 21 of the Plan. Notwithstanding the foregoing and Sections 21.2 and 21.4 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent (or the consent of your estate, if such consent is obtained after your death), except that the Committee reserves the right to accelerate the delivery of the Shares, provided such acceleration would not subject you to additional tax under Section 409A. Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Board or any other person or persons authorized by the Board.
8.Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

9.Compliance of Award Agreement and Plan With Section 409A.
(a)     References in this Award Agreement to “Section 409A” refer to Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance. This Award Agreement and the Plan provisions that apply to this Award are intended and shall be construed to comply with Section 409A (including, where applicable, the requirements applicable to and the conditions for exemption from treatment as a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Section 409A (“409A deferred compensation”), whether by reason of short-term deferral treatment or other exceptions or provisions). The Committee shall have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan and this Award Agreement, the provisions of this Award Agreement shall govern, and in the case of any conflict or potential inconsistency between this Paragraph 9 and the other provisions of this Award Agreement, this Paragraph 9 shall govern.
(b)     Except as provided below, delivery of Shares shall be made within 90 days after the Delivery Date.
Notwithstanding the foregoing, if you are determined to be a “specified employee” upon the Delivery Date, delivery of the Shares underlying your Award shall be made on the first day of the seventh month following the Delivery Date.
(c)     Notwithstanding any provisions of this Award Agreement or the Plan to the contrary, to the extent necessary to comply with Section 409A, any securities, other Awards or other property that Cullen/Frost may deliver in respect of your DSUs shall not have the effect of deferring delivery or payment, income inclusion, or a substantial risk of forfeiture, beyond the date on which such delivery, payment or inclusion would occur or such risk of forfeiture would lapse, with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in a manner otherwise consistent with Section 409A, including, to the extent applicable, the subsequent election provisions of Section 409A(a)(4)(C) of the Code and Treasury Regulations section 1.409A-2(b)).
(d)     Notwithstanding the timing provisions of Paragraph 3(b), the delivery of Shares referred to therein shall be made within 90 days after the date of death.
(e)     Notwithstanding any provision of Paragraph 4 or Article 18 of the Plan to the contrary, the Dividend Equivalent Rights with respect to each of your outstanding DSUs shall be paid to you within the calendar year in which occurs the date of distribution of any regular cash dividends paid by Cullen/Frost in respect of a Share the record date for which occurs on or after the date of grant. The payment shall be in an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the Shares underlying such outstanding DSUs.
(f)    Delivery of Shares in respect of this Award may be made, if and to the extent elected by the Committee, later than the Delivery Date or other date or period specified hereinabove (but, in the case of any Award that constitutes 409A deferred compensation, only to the extent that the later date is permitted under Section 409A).
10.Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

IN WITNESS WHEREOF, Cullen/Frost and you have caused this Award Agreement to be duly executed and delivered.
Date:
CULLEN/FROST BANKERS, INC.

______________________________
[•], Chairman

Accepted and Agreed:

____________________________
[•], Director